CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of AXS All Terrain ETF, AXS SPAC and New Issue ETF, AXS Short De-SPAC Daily ETF and AXS Short Innovation Daily ETF, each a series of shares of Investment Managers Series Trust II and to the use of our report dated November 29, 2022 on the financial statements and financial highlights of AXS Short De-SPAC Daily ETF and AXS Short Innovation Daily ETF, each a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 26, 2023